Exhibit 3.10

CERTIFICATE OF INCORPORATION OF ARDE-BARINCO, INC.	FILED NOV 13 1985 JANE BURGIO Secretary of State

TO:	The Secretary of State

State of New Jersey

THE UNDERSIGNED, of the age of eighteen years or over, for the purposes of forming a corporation pursuant to the provisions of Title 14A, Corporations, General, of the New Jersey Statutes, do hereby execute the following Certificate of Incorporation.

FIRST:	The name of the corporation is ARDE-BARINCO, INC.

SECOND:	The purpose or purposes for which this corporation is organized are;

To engage in any activity within the lawful business purposes for which corporations may be organized under the New Jersey Business Corporation Act.

To sell, service, and manufacture commercial mixers and spare parts.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action, and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory province, municipality or other political subdivision or by any government agency, and as owner thereof to possess and exercise all the rights, powers and priviliges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as amount, to draw, make accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation’s property and assets, or any interest therein, wherever situated.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by Title 14A, all of the things hereinbefore set forth to the same extent as natural persons might or could do, and in any part of the world.

The foregoing clauses shall be construed both as objects and powers and, except where otherwise expressed, such objects and powers shall be in nowise limited or restricted by reference or inference from the terms of any other clause in this certificate of incorporation, but the objects and powers so specified shall be regarded as independent objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers or the corporation.

THIRD: The address of the corporation’s initial registered office is 19 Industrial Avenue, Mahwah, New Jersey, and the name of the corporation’s initial registered agent at such address is Eliot Brummel.

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred (200) shares all of which are to be without par value.

FIFTH: The number of directors constituting the initial board of directors shall be three; and the names and addresses of the directors are as follows:

NAMES	ADDRESSES

Eliot Brummel	19 Industrial Avenue Mahwah, New Jersey 07430

David Gleich	19 Industrial Avenue Mahwah, New Jersey 07430

Milton Haas	122 East 42nd Street New York, New York 10168

SIXTH: The name and address of the incorporator is as follows:

NAME	ADDRESS

Lori R. Buchbinder	122 East 42nd Street New York, New York 10168

IN WITNESS WHEREOF, I, the sole incorporator of the above named corporation, have hereunto signed this Certificate of Incorporation on the 11th day of November, 1985.

Lori R. Buchbinder

I, The Secretary of State of the State of New Jersey, DO HEREBY CERTIFY that the foregoing is a true copy of CERTIFICATE OF Incorporation and the endorsements thereon, as the same is taken from and compared with the original filed in my office on the 13th day of             , A.D.                     and now remaining on file and of record therein.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this day of , A.D.
SECRETARY OF STATE